Exhibit 99.2
Final Transcript
Conference Call Transcript
PFCB — Q1 2006 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Apr. 26. 2006 / 1:00PM ET
CORPORATE PARTICIPANTS
Mark Mumford
PF Chang’s China Bistro — CFO
Rick Federico
PF Chang’s China Bistro — Chairman and CEO
Russell Owens
PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Bert Vivian
PF Chang’s China Bistro — President
Michael Wellborn
PF Chang’s China Bistro — EVP, CAO
CONFERENCE CALL PARTICIPANTS
Ashley Woodruff
Bear, Stearns — Analyst
Steven Kron
Goldman Sachs — Analyst
John Glass
CIBC World Markets — Analyst
Matthew Difrisco
Thomas Weisel Partners — Analyst
Sharon Zackfia
William Blair & Company — Analyst
Jason Whitmer
FTN Midwest Research — Analyst
Justin Tompkins (ph)
Morgan Keegan — Analyst
Paul Westra
SG Cowen & Co — Analyst
Dennis Forst
Keybanc — Analyst
Bryan Elliott
Raymond James – Analyst

PRESENTATION
Operator
Good afternoon, and welcome to P.F. Chang’s China Bistro first quarter 2006 earnings release conference call. [OPERATOR INSTRUCTIONS]
I would now like the turn the call over to Mr. Robert Vivian, President of P.F. Chang’s China Bistro. Thank you, sir. You may begin.
Bert Vivian - PF Chang’s China Bistro — President
Thank you. Good morning, everyone, and thank you for joining us today with. With me in Scottsdale is Russell Owens, President of Pei Wei Asian Diner, Mike Wellborn, our Chief Administrative Officer, and Mark Mumford, our shiny new Chief Financial Officer. In addition, Rick Federico , our Chairman and CEO is joining telephonically from California.
Earlier this morning we released our first quarter earnings as well as our updated view on the remainder of the year. GAAP earnings came in at $0.36 versus $0.40 last year. The two quarters are not comparable due to equity compensation expense and lease accounting charges that are included in the current quarter and not reflected in last year’s results. Our cash flow from operations, net of minority interest distributions, amounted to $16.5 million in the quarter. On a trailing twelve-month basis, net cash flow from ops amounted to roughly $108 million. Our total capital expenditures for the quarter were $17.4 million. At quarter end, cash and marketable securities totaled just under $63 million, with total debt amounting to $6.3 million: we will be filing our 10-Q later today.
The remainder of our commentary is forward-looking in nature and will focus on those areas where we have modified our thoughts with respect to the balance of 2006. Out of respect for everyone’s time, I will not highlight every little variance or change from our very detailed forecast that is included in our press release. For anyone that would like to grind through each and every line item, please give me a shout after the call and I will be more than happy to transfer your call over to Mark.
Okay, going against our usual grain we’re going to tackle a few cost items first before we spend some time on the revenue equation. First of all, a minor housekeeping item that explains our G&A variance in the first quarter, at both concepts we had reclassified the salaries of our multi-unit trainers and chefs from our labor line to our G&A line in recognition of their supervisory status rather than single unit status. In our forecast these salaries were reflected in our labor line. This reclassification resulted in our G&A being higher than our forecast at both concepts in the first quarter.
At the Bistro we missed our first quarter labor forecast by about 100 basis points. Taking our G&A reclassification into consideration, we were actually off about 120 basis points. Wage rate pressure was the culprit, and it more than offset a slight pick up in labor efficiency as well as our February price increase. Hourly labor at the Bistro constitutes about two-thirds of our restaurant labor expense. Our top five hourly positions saw wage increases in the first quarter that range from 2.5% to 5%. A portion of this wage pressure is a function of state mandated minimum wage increases that we’ve all seen over the past year or two.
In addition, we are also beginning to see wage pressure due to a tightening in the labor market. Unfortunately, we do not believe that either one of these trends is going to dissipate in the near term. Consequently, the Bistro is increasing its labor burden for the balance of 2006 to the tune of about 50 basis points.
Pei Wei has the same labor issues, but also one additional variable. Lower than anticipated sales at a handful of restaurants that opened in new markets in late 2005. While these restaurants have improved from their opening volumes, they are still below our internal expectations and accordingly are not generating the type of efficiency we expect from a labor standpoint. All told, Pei Wei is increasing its labor costs by 20 basis points for 2006.
Fortunately it appears that cost of sales will be a little better than we originally anticipated, due primarily to a continued softness in the poultry market. Our protein positions are secured for 2006. We still remain cautious about produce, particularly in light of the heavy rainfall that has soaked California recently, so we are anticipating a little bit of pressure in produce during the second quarter. Taking all of this into consideration, we have adjusted our cost of sales forecast down about 30 basis points at the Bistro, and 20 basis points at Pei Wei for the balance of the year. From a restaurant operations standpoint, those are the big hitters. Our perspective thoughts with respect to the other line items have not materially changed.
Now let’s move on to the revenue side of our business. In total, revenues increased about 18% over last year, and we came within 0.1% of our first quarter forecast. The Bistro’s business was within a whisper of our expectations. Fortunately we fell on the positive side by about $400,000. We nailed our first quarter development plan of a single unit and actually reopened our Metairie restaurant ahead of schedule, although it did cost us more than anticipated which is why reopening estimates got a little out of whack versus our forecast. Our development schedule at the Bistro remains on track. We continue to expect to deliver about 340 restaurant sales weeks this year by opening 19 or possibly 20 Bistros. While we are becoming increasingly anxious regarding the impact of higher gasoline prices on our guests, we have not made any material changes to our Bistro revenue forecast for the year.
Pei Wei fell shy of their first quarter revenue expectations by about $700,000. The majority of this shortfall relates to the performance of six high volume restaurants, primarily in the Phoenix and Dallas markets. Beginning in the third quarter of last year, we added six new Pei Wei restaurants within those existing trade areas, consistent with our strategy of intentional cannibalization of high volume locations as we increase our market penetration.
We expected a reduction in average weekly sales in the existing locations of approximately 5%. We actually experienced a 15% reduction in the first quarter. That 10% variance is approximately $6,000 per week, per restaurant, amounting to an additional $500,000 sales reduction in our first quarter. Thus, we were right about the direction. We were just wrong on the magnitude. That’s the bad news.
The good news is the six cannibalized restaurants continued to deliver sales in excess of $50,000 per week. More over, we successfully invested about $4.8 million of additional capital in new business that is are currently averaging over $46,000 per week in revenues and will produce great returns for us over the next 10 to 15 years without damaging our existing return profile in two of our older markets. Based on our first quarter experience, we have adjusted our Pei Wei sales forecast to reflect current sales trends in these six cannibalized restaurants.
In addition, in the second, third and fourth quarter of this year, we will be opening a total of five new restaurants in existing markets that will have some level of impact on comp sales. We believe that our current forecast contemplates the impact of this additional capacity. By focusing on existing markets as well as new markets, Pei Wei’s development strategy will at times sacrifice short term comp store sales leverage for market growth and penetration. Ultimately, we believe this strategy will produce the best returns on a larger invested capital base.
We have not changed our thoughts with respect to Pei Wei development nor have we altered our expectations as it relates to the potential of the Pei Wei brand. We continue to expect that Pei Wei will produce roughly 650 new restaurant sales weeks in 2006, a capacity increase of 44% from 2005. In total, we have reduced Pei Wei’s 2006 revenue target by $3.6 million from $188.7 million to $185.1 million.
That covers the major operational changes that we have made to our forecast. In our last conference call, we mentioned there was one piece missing from our estimate of equity based compensation, which was our estimate for 2006 grant activity. At this point our best guess is that will translate to an additional $1.9 million charge in 2006. Consequently, our full charge for equity compensation this year should be around $11.1 million or $0.28 per share. In summary, from a GAAP perspective, we have lowered our forecasted earnings $0.08 from $1.39 to $1.31. $0.05 of that change relates to equity based compensation with the other $0.03 due to operational modifications.
Finally, a couple dates for your calendar. On Thursday, July 6, we anticipate releasing second quarter revenues to be followed by our earnings conference call on Wednesday, July 26. With that, we will open up the call for questions.
QUESTION AND ANSWER
Operator
[OPERATOR INSTRUCTIONS]. Our first question is from Ashley Woodruff and please state your company name.
Ashley Woodruff - Bear, Stearns — Analyst
Bear Stearns. Russell, could you talk a little bit more about the new Pei Weis that opened in the fourth quarter in new markets that were disappointing? You said you have seen some improvement in the first quarter but not as much as you had hoped. Can you point to any specific reason that you to explain why they were softer? Was it real estate, was it marketing around the stores? Any color you could give?

Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Okay. First of all, we have seen those stores trending up the way we would like to see them. They are running still below our expectations because they started out well below our expectations. I don’t know that there is any one thing I can pointed to. We don’t typically do any marketing. We didn’t in this group of stores either.
Minneapolis has started slow for us. North Carolina has started slow for us. Again, those restaurants in the first quarter were running — average weekly sales were up about 20% over what they opened at which is good and consistent with our trends. They just started at a much lower level, so they’re still in a level below our expectations. This year we will open a couple more in the Minneapolis area, and two to three more in North Carolina, and we would hope to see as we gain market awareness and penetration the overall growth in sales accelerate. Some sites are better than other sites from a real estate perspective. I don’t have any reason at this point to believe we got bad sites out there, and I am optimistic about those markets.
Ashley Woodruff - Bear, Stearns — Analyst
Thanks, and since they’ve opened have you done any marketing now after they did open slower than you expected? Did you do any couponing or anything around them?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
We have done one direct mail drop to one location, but we haven’t done anything broad based or anything in the other restaurants. Typically the first thing we do when stores open slow is make sure we’re going to execute operationally at the highest level we can. When we’re comfortable we’re there, then we start contemplating some marketing, and I would suspect in the back half of the year we will do that, do some local marketing in the stores as we again penetrate the market deeper and gain a little seasoning in the market operation.
Ashley Woodruff - Bear, Stearns — Analyst
Okay. Thanks.
Operator
Thank you. Our next question is from Steven Kron, and please state your company name.
Steven Kron - Goldman Sachs — Analyst
Thanks. Goldman Sachs. A couple questions first on the Bistro. On the assumptions for comp sales on a go forward basis seems pretty in line with kind of where your menu price currently stands I think. First, if you can confirm that and talk about pricing, but I guess this the context of what we seen across the broader industry as far as traffic pressures, I am just trying to gauge, you know, how comfortable you are with traffic levels that I think by your estimation here seem to be flattish?
Bert Vivian - PF Chang’s China Bistro — President
Sure, Steven. Again, we haven’t really changed our view from a revenue standpoint for 2006. When we laid out this forecast for everybody a couple months ago, we mentioned that basically our comp sales increased that we’re looking at really is all pricing. There was very little traffic if any in our forecast. That view hasn’t changed. As I mentioned in my comments that we certainly don’t have a crystal ball that’s better than anybody else’s.
As we look on the horizon, and as I filled up my car many morning, there is no doubt that rising interest rate environment and higher gas prices has to come from somewhere, so we’re a little anxious about that, but we haven’t seen anything yet that would make us change our thoughts with respect to our forecast. I don’t know if that gives you great comfort, but we’re in the same boat as everyone else trying to figure out what’s going to happen to the consumer this year, and clearly it looks like the manufacturing side of the U.S. is catching steam, and the consumer may be slowing down, about the I think we’re going to find out over the next few months.
Steven Kron - Goldman Sachs — Analyst
Just on that note, berth, is there any color thus far in April that’s worth noting?
Bert Vivian - PF Chang’s China Bistro — President
Nothing worth noting. We now have a forecast again for the second quarter at the Bistro. We’re thinking we’re going to be from a comp sales perspective we’re looking at a number that’s not too dissimilar from the first quarter. Again, it remains to be seen as we move into the May, June time frame what transpires.

Steven Kron - Goldman Sachs — Analyst
One last question on Pei Wei. You mentioned the five new Pei Wei’s opening in existing markets for the period, and first of all if you could comment what markets those might be, and you mentioned that you kind of factored it into your assumptions. Are you factoring in a 5% cannibalization or more like a 15?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Somewhere in between. We’ve gone back and reviewed our cannibalization estimate and is obviously become a little more conservative or hopefully more accurate. We’re not factoring in 15. They are in a variety of markets, Albuquerque, New Mexico, Dallas, Texas, Phoenix, Arizona, usual markets.
Steven Kron - Goldman Sachs — Analyst
Spread evenly across vintage classes?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
I couldn’t answer that. I haven’t even looked at them in class.
Steven Kron - Goldman Sachs — Analyst
Okay. Thank you.
Operator
Next question is from John Glass and please state your company name.
John Glass - CIBC World Markets — Analyst
Sure. It is CIBC. I just wanted to go back to Pei Wei as well and maybe reconcile your statement bes higher than expected cannibalization in those markets or the fact that you really haven’t changed your opinion about the potential of the concept. Does it change your opinion about anything, though? Does it change it about the frequency of use or the density of stores in a certain market? Any kind of conclusion you draw from this?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Not yet. I will go back to our original strategy of penetrating these markets deeply and trying to have restaurants that operate in what we would term the sweet spot of $45 and$ 55,000 a week in sales and in reference to the original restaurant at Casa Ploma that was doing north of $70,000 in sales in 2001 and we put two restaurant ns that trade area, knocked it down to about 60,000 a week in sales. Two years later it is doing north of $70,000 a week of sales again and we’re in the process of bringing that down again.
When it quits coming back, we’ll quit penetrating, and the good news is it will hopefully be in the sweet spot in the sales volume at that point in time, but nothing is really at this stage is premature in my opinion to sort of rethink penetration, ultimate penetration levels, universe size and those kinds of things. I think we hit these stores a little harder than we thought we would hit them and hopefully they will bounce back to the same level, and if not we’ll adjust accordingly.
Bert Vivian - PF Chang’s China Bistro — President
John, one thing that — and again, it may not help with your question, but one of the things that we’ve done with respect to analyzing the impact at Pei Wei is we’ve attributed everything to cannibalization. That may not be the case. There could be general conditions in the market for example that may just be a weaker market in Dallas or Phoenix that may be impacting that. We simply said, you know what, we know we went in and added capacity. Therefore we’re attributing this to cannibalization. That may not quite be the case, so you have to be careful about drawing too many conclusions from a couple data points.
John Glass - CIBC World Markets — Analyst
That was helpful. Just one enterprise question. It seems like you’ve got two competing issues, higher labor costs and then the sensitivity around the consumer, and therefore pricing, so which do you think you would do? Which are you more sensitive to? Do you want to protect margins throughout the year with pricing or would you rather drive the traffic in the sacrifice margins in the near term?
Bert Vivian - PF Chang’s China Bistro — President
I don’t think our view point really changed too much on this, John. The truth of the matter is and the guests really don’t care if our costs are up. They just care about great food and great service. That’s really what our focus is on. We believe if we do the right things the right way, that we will continue to have a long-term business here, and that’s really what we focus on. We know that there is going to be ups and downs in the economic cycle. We know that the consumer is going to run hot and cold. We can’t do a whole lot about that. We focus on the things that we have some control over. That’s taking care of our employees and taking care of our guests.
John Glass - CIBC World Markets — Analyst
Great. Thank you.
Operator
Thank you. Our next question is from Matthew Difrisco. Please state your company name.
Matthew Difrisco - Thomas Weisel Partners — Analyst
Thomas Weisel Partners. For the Bistro, can you give us a little more detail on the preopening expense over run in Q1? What were the drivers behind that?
Bert Vivian - PF Chang’s China Bistro — President
Only one driver, and that was Metairie Louisiana. We hustled in getting that restaurant open. And we incurred more costs than we thought we were going to incur. We want to do everything we can to get back in that community. We did so. We spent a little bit more money than we thought we were going to, but at the end of the day, that’s okay.
Matthew Difrisco - Thomas Weisel Partners — Analyst
I think it was about 428,000 more than — I would assume some of that over run from what your initial guidance was also that you expect more Q2 stores opening?
Bert Vivian - PF Chang’s China Bistro — President
That may be an error in your assumption.
Matthew Difrisco - Thomas Weisel Partners — Analyst
Okay. I will take that. While we’re going with errors in assumptions I saw something in the G&A line, it looked like the Bistro and Pei Wei G&As don’t add up to what your corporate is. Is there options thing or equity based compensation going on there because 11.406 in the model seems to have an extra 200,000 in cash in there from what the brands each specifically have. If you can address that at the end of the call sometime and lastly, can you give us any detail on where those five stores are, the Pei Weis that you said are coming down the pipeline which have the potential to further cannibalize existing stores?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Just one second. Dallas. Phoenix, Tulsa and Albuquerque.
Matthew Difrisco - Thomas Weisel Partners — Analyst
Okay. And then I presume just to end the thought on the preopening costs, since you’re not raising the Bistro, there is nothing going on on preopening. Some of your peers have said as the consequence of higher labor costs or tightening labor market they’ve been bringing on people earlier and that’s been driving up preopening costs. You’re not seeing any pressures going forward?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
No new pressures. We felt that for quite some time.
Matthew Difrisco - Thomas Weisel Partners — Analyst
Okay. Thank you.
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
You bet.
Operator
Thank you. Our next question is from Sharon Zackfia please state your company name.
Sharon Zackfia - William Blair & Company — Analyst

William Blair. On Pei Wei, the downward revision of the projected sales is that buyer sly due to the fourth quarter openings and where they’re trending or was there some other trend factor there?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
The fourth quarter openings, where they’re trending, the cannibalization in the fourth quarter and the revised view of the 4, five for the balance of the year and in a little bit general market condition.
Bert Vivian - PF Chang’s China Bistro — President
Okay. So the revised view for the four or five you’re talking about, that’s the potential cannibalization of those new units in Dallas, Phoenix, Tulsa and Albuquerque.
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Correct.
Sharon Zackfia - William Blair & Company — Analyst
I know you mentioned Minneapolis and North Carolina specifically as market that is might not have opened as strong as you liked, and I understand your marketing approach. Are you thinking differently in terms of how quickly you have to store out a market so that people in Minneapolis know you’re there? I know that they don’t really know you’re there. Is that a potential change going forward?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
I don’t know that our thinking hasn’t changed. Our ability to execute against our thinking hopefully is getting better. Part of the reason we got a couple stores in North Carolina opened in the back half of last year and the next two or three don’t open until the third quarter this year is challenges in our real estate pipeline, most of which are legacies from last year and hopefully we’re getting better at that.
We’re really not — we’ve always tried to get as many as we can get in a market as soon as possible without putting too much pressure on our ability to open and execute the restaurants. I think sometimes when we miss that goal by leaving them out there is one or two restaurants for a period of time you see the consequences in sales.
Sharon Zackfia - William Blair & Company — Analyst
Are Minneapolis and North Carolina the only kind of problem markets at this point?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Yes, I would say so. I can’t think of anything else.
Sharon Zackfia - William Blair & Company — Analyst
And have you changed your plans to take price at Pei Wei? I know you’re lapping some price. I think later this quarter?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
We have a price increase that will basically be in effect by the first of June. We will actually go — we’re lapping a price increase that went into effect last year at the very end of April. We’ll have a four or five-week period where we won’t have any year-over-year pricing, and our pricing this year is going to be about a point higher than our pricing last year which is which was contemplated based on all the stuff we’ve been talking about in terms of wage pressures and is fuel costs and pricing.
Sharon Zackfia - William Blair & Company — Analyst
If I remember correctly, did you take a point and a half last year?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
A point and a half last year.
Sharon Zackfia - William Blair & Company — Analyst
Thank you.
Operator

Our next question is from Jason Whitmer. Please state your company name.
Jason Whitmer - FTN Midwest Research — Analyst
Midwest Research. Wanted to maybe touch base on Pei Wei more from the macro impact there that you experienced in the first few years of the brand or competitive assessment and how you stand today on that and how you’re thinking in your anxiousness as you look through the balance of this year.
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Can you clarify?
Jason Whitmer - FTN Midwest Research — Analyst
I am thinking more in the fast casual arena specifically. Is there any material difference in your macro thinking or the competitive environment specifically within that channel?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
No, not really. I am still very encouraged by it, I am encouraged by the success. Better operators like Panera have been achieving in this. I think we’re training and educating the guests on the benefits of fast casual. I am as bullish as I have ever been.
We don’t really see any new competition in the Asian segment. We’ve always expected there will be. There always has been and continue to be some, but nothing that we can see is coming in directly, and having any sort of impact at all.
Jason Whitmer - FTN Midwest Research — Analyst
And this question has been asked in some form, and I think you actually responded a couple different ways. With what you experienced so far with deeper than expected cannibalization or softer opens in various markets, do you plan to reassess the timing of your openings or the balancing of your openings through the year or within the various clusters within those markets?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Again, we tried since the middle of last year, we’ve reemphasized, refocused and rearranged how we process real estate, number of teams to try to smooth out the real estate pipeline and the challenges we historically face there, and hopefully that’s to address not just hitting our sales goals but to get the timing better suited for the market penetration goals we have.
We are going to, as we have gotten smarter with the brand and have better training tools and better more seasoned partners in our system, we will be as contemplating going more aggressively in local P.R. and merchandising and advertising and promotions as we open these markets on a go forward basis. We feel better not not trying to open stealthily and silently and see what happens. We’re going to come in at the time of opening with a little more local P.R. and marketing. The only change I would say we’ve done strategically.
Jason Whitmer - FTN Midwest Research — Analyst
Does that imply any incremental investments that have to be put on the table and I realize you reclassified some things within G&A. I am not sure if that’s all pure reclassification or if you plan to be spending more for that brand in particular?
Bert Vivian - PF Chang’s China Bistro — President
Most of that change in our G & A is pure reclass from labor up to G&A. We have raised my G&A estimates a touch versus the original forecast, and that is around bringing on some talent specifically in the marketing and P.R. side of the business.
Jason Whitmer - FTN Midwest Research — Analyst
Great. Thanks.
Operator
Thank you. Our next question is from [Justin Tompkins]. Please state your company name.
Justin Tompkins - Morgan Keegan — Analyst
Morgan Keegan. Bert, you mention you’re a little anxious on the current consumer environment. As we look at recent trends, are you seeing any geographic weakness? We’ve heard a couple companies mention weaker sales in California markets.
Bert Vivian - PF Chang’s China Bistro — President

Yeah, Justin. I think we talked potential on the last call about the fact that we’ve seen at least in terms of trend we’ve seen a weakening of activity all along the West Coast that actually began for us late in the third quarter and into the fourth quarter of last year. That hasn’t changed. It is still a little bit soft along the West Coast. Offsetting that as we have actually seen a pick up in the part of the U.S. that was weakest last year, which has been the midwest and kind of into Texas, so net, net, we picked it up and one place and given it back in another.
Justin Tompkins - Morgan Keegan — Analyst
As we looked at — as you look at Q1, can you give us was there much of a holiday shift, the Easter shift? Does that impact the sales at the end of Q1 and as we look at Q2 as well?
Bert Vivian - PF Chang’s China Bistro — President
The Easter bunny comes every year, and what I told our folks was look, I don’t care if it is in March or April, just so long as people come, so we didn’t spend a whole lot of time worrying about whether we lost a body in March and we picked it up in April or vice versa, so I really can’t answer that question specifically.
Justin Tompkins - Morgan Keegan — Analyst
Great. Thanks.
Operator
Thank you. Our next question is from Paul Westra and please state your company name.
Paul Westra - SG Cowen & Co — Analyst
Great. Thank you. Cowen & Co. Good afternoon. If I can get just a little more better clarification on the reclassification of expenses to make it clear, the 80 basis points I think increase if you look at Bistro and Pei Wei, in between both line items, labor and G&A, if the reclassification did not occur would that all have been in the labor line?
Bert Vivian - PF Chang’s China Bistro — President
80 base points. Are you looking at year-over-year?
Paul Westra - SG Cowen & Co — Analyst
The before and after your forecast.
Bert Vivian - PF Chang’s China Bistro — President
The reclassification is relatively minor. We’re talking about a couple hundred thousand dollars at each concept in the first quarter, so again, it was something that all of our supervisory personnel are in G&A. There is a small subset I mentioned the market trainers and market chefs that were still residing up in our labor line. We simply moved it back down and that wasn’t reflected in the forecast.
Paul Westra - SG Cowen & Co — Analyst
Okay. If you look at the G&A, you did take your forecast up both in dollar terms and more on a percentage basis. Can you quantify that or talk to why that occurred?
Bert Vivian - PF Chang’s China Bistro — President
I can say at Pei Wei we took our number up $1 million. $600,000 of that is a reclass and the other $400,000 is for marketing, P.R. and other various things. I don’t think there has been a significant increase other than that reclass through the balance of the year, Paul. We’re adding for that reclass in each quarter. It is not just a one-quarter effect.
Paul Westra - SG Cowen & Co — Analyst
That quantity was on a quarterly basis.
Bert Vivian - PF Chang’s China Bistro — President
It is on a quarterly basis, right.
Paul Westra - SG Cowen & Co — Analyst

That answers it. Great. Still a follow-up question on if you can give maybe a little state of the morale, obviously you did a lot of big effort at the Bistro in particular and the new menu roll out and you talked a little bit about tighter labor market. Can you talk about how maybe some of the turnover statistics are going and just the state of the Bistro in particular?
Bert Vivian - PF Chang’s China Bistro — President
Sure. The state of the Bistro is pretty good. I think that we continue to be very excited about our business. I think our team is excited about our business. We — in terms from a culinary perspective we are as good if not better than we’ve ever been. We’re working on service initiatives now to make sure our guests continue to get great service in our restaurant, but I love the state of the union if you will of the Bistro. Now, clearly we’re knocking around with respect to traffic growth right now, be that as it may, I think that the morale and how people feel about the Bistro is pretty good.
Paul Westra - SG Cowen & Co — Analyst
Great. Thank you.
Bert Vivian - PF Chang’s China Bistro — President
You bet.
Operator
Thank you. Our next question is from Dennis Forst and please state your company name.
Dennis Forst - Keybanc — Analyst
Keybanc. I wanted to ask about margins at the Pei Wei division. It just seems over the last five years or so the Bistro consistently had a what I would call a cash store margin of around 19%, and somewhere 9, 10% of overhead so that it throws off about 10% of profit. Pei Wei is obviously smaller and growing. Has yet to throw off any margin and and is running more like a cash margin at the store of only about 15%. When are we going to see some leverage on that and see that number move up closer to the numbers that we are used to at the Bistro?
Bert Vivian - PF Chang’s China Bistro — President
Dennis, this is Bert. I think we’ve been consistent since the inception of Pei Wei in stating that even at maturity, Pei Wei is going to run 2 to 300 basis points at the unit level below the Bistro, and it is really just a function of volume. The Bistro volumes are somewhere between 5.5 and $6 million on average. Pei Wei is doing much, much less in terms of volume, a little over $2 million.
Dennis Forst - Keybanc — Analyst
Sure. When will we start seeing some leverage, then, below the line so that the profit contribution gets up at least to the mid single digits instead of hovering around zero?
Bert Vivian - PF Chang’s China Bistro — President
Well, I think that will certainly — our expectation is that is going to come, Dennis. There is clearly when you’re growing a system as Russell is, to the tune of about 45% this year, there is a penalty for growth. And we’re working our way through that, Pei Wei is profitable. That profitability will continue to increase. I think that Russell has taken the correct stance from a G&A perspective and gotten his team ready for what we believe to be some very exciting growth in the future, not unlike the Bistro, by the way in the early years. If you look at our G&A back then, you would say that is some heavy G&A for a little bitty concept.
We did that because we wanted to get ahead of the game. I think Russell has done the same thing. We are very pleased with the progress thus far, clearly that we have some short term bumps in the road here, but in terms of the long-term view on Pei Wei, that hasn’t changed one iota from our standpoint. We think it is going to be a great business.
Dennis Forst - Keybanc — Analyst
Can we expect in ‘07 to see a little leverage in the G&A and depreciation? Certainly we’re already seeing some on the preopening as you get a bigger base of stores. What about G&A and depreciation?
Bert Vivian - PF Chang’s China Bistro — President
There is no question from a G&A perspective, this year their capacity is growing at a 44% rate to the extent we haven’t talked about the growth for next year, I would guess the G&A is going to grow at a lesser rate than sales for Pei Wei, so, yes, there will be leverage and leverage —

Dennis Forst - Keybanc — Analyst
Good enough. Thank you.
Operator
[OPERATOR INSTRUCTIONS] Our next question is from Matthew Difrisco. Please state your company name.
Matthew Difrisco - Thomas Weisel Partners — Analyst
Still Thomas Weisel. Just trying to get our update I guess on your opinion and your priority for use of cash. I think you have said sometimes if the price is right you would get in the market and buy and crenel the stock has come back a little bit in today’s market. What are those levels and is are we close to those now for share repurchase?
Bert Vivian - PF Chang’s China Bistro — President
That’s a conversation that happens at the board level, and since you haven’t read anything from us, I would assume that there is no news to tell.
Matthew Difrisco - Thomas Weisel Partners — Analyst
Okay.
Bert Vivian - PF Chang’s China Bistro — President
You bet.
Operator
Our next question is from Bryan Elliott. Please state your company name.
Bryan Elliott - Raymond James — Analyst
Raymond James. A number of questions in case a made a calculation error, but that was meant for levity. Let me clarify one thing. I think, either you or Russell mentioned while the Minneapolis and North Carolina stores opened up at levels below plan, the build, sequential build has been in the 20% range which is consistent with history and with plan. Did I hear that correctly?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
Yes, you did. It is still below level.
Bryan Elliott - Raymond James — Analyst
Which doesn’t close the gap relative to plan but would seem to indicate a normal type of trial and conversion of trial into usage, et cetera, would it not?
Russell Owens - PF Chang’s China Bistro — EVP, President Pei Wei’s China Diner
You’re correct, Brian.
Bryan Elliott - Raymond James — Analyst
All right. That’s all I have. Thank you.
Operator
At this time I show no further questions. I would now like the turn the call back to Mr. Robert Vivian.
Bert Vivian - PF Chang’s China Bistro — President
Thank you very much, ladies and gentlemen. We appreciate your interest in our company, and we will be talking to you again in just a few short months. Thank you.
Operator
This concludes today’s conference. You may disconnect at this time.